EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

between

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP,
a Delaware limited partnership

(“Purchaser”)

and

HOTEL YOUNTVILLE, LLC a California limited liability company,
HOTEL YOUNTVILLE HOLDINGS, LLC, a California limited liability company,
ALTAMURA FAMILY, LLC, a California limited liability company, and
GEORGE ALTAMURA, JR., LLC, a California limited liability company

(collectively “Seller”)

Hotel Yountville
Yountville, California

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TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Definitions	1
Article II PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE; STUDY PERIOD		9
2.1	Purchase and Sale	9
2.2	Payment of Purchase Price	9
2.3	Deposit	9
2.4	Study Period	10
Article III SELLER’S REPRESENTATIONS AND WARRANTIES		13
3.1	Organization and Power	13
3.2	Authorization and Execution	14
3.3	Non-contravention	14
3.4	Title To Real Property	14
3.5	No Special Taxes	14
3.6	Compliance with Existing Laws	14
3.7	Personal Property	14
3.8	Operating Agreements/Off-Site Facility Agreements/Leased Property Agreements	14
3.9	Condemnation Proceedings; Roadways	15
3.10	Actions or Proceedings	15
3.11	Labor and Employment Matters	15
3.12	Financial Information and Submission Matters	15
3.13	Bankruptcy	16
3.14	Hazardous Substances	16
3.15	Sales, Use and Occupancy Taxes	16
3.16	Personal Property Taxes	16
3.17	Occupancy Agreements	16
3.18	Utilities	17
3.19	Leased Property	17
3.20	Advance Bookings	17
3.21	Americans With Disabilities Act	17
3.22	Zoning	17
3.23	Seller Is Not a “Foreign Person”	17
3.24	Patriot Act	17
3.25	No Other Property Interests	18
Article IV PURCHASER’S REPRESENTATIONS AND WARRANTIES		18
4.1	Organization and Power	19
4.2	Authorization and Execution	19
4.3	Non-contravention	19
4.4	Litigation	19
4.5	Bankruptcy	19

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4.6	Patriot Act and OFAC Compliance	19
4.7	Sophisticated Real Estate Investor	20
Article V CONDITIONS PRECEDENT		20
5.1	As to Purchaser’s Obligations	20
5.2	As to Seller’s Obligations	22
Article VI COVENANTS OF SELLER		22
6.1	Operating Agreements/Leased Property Agreements/Off-Site Facility Agreements	22
6.2	Warranties and Guaranties	22
6.3	Insurance	22
6.4	Independent Audit	23
6.5	Operation of Property Prior to Closing	23
6.6	Marketing Restriction	25
6.7	Employees and Continuation of Seller’s Group Health Plans	25
6.8	Rights of First Refusal and Options	25
6.9	Fitness Center	25
Article VII CLOSING		26
7.1	Closing	26
7.2	Seller’s Deliveries	26
7.3	Purchaser’s Deliveries	28
7.4	Mutual Deliveries	29
7.5	Closing Costs	29
7.6	Revenue and Expense Allocations	29
7.7	Acquisition and Transfer of Inventory and Personal Property	32
Article VIII GENERAL PROVISIONS		32
8.1	Condemnation	32
8.2	Risk of Loss	32
8.3	Broker	32
8.4	Bulk Sale	33
8.5	Confidentiality	33
8.6	Seller’s Accounts Receivable	34
Article IX LIABILITY OF PURCHASER; INDEMNIFICATION BY SELLER; DEFAULT; TERMINATION RIGHTS		34
9.1	Liability of Purchaser	34
9.2	Indemnification by Seller	34
9.3	Default by Seller/Failure of Conditions Precedent	35
9.4	Default by Purchaser/Failure of Conditions Precedent	35
9.5	Costs and Attorneys’ Fees	36
9.6	Limitation of Liability	36
Article X [INTENTIONALLY DELETED]		37
Article XI MISCELLANEOUS PROVISIONS		37
11.1	Completeness; Modification	37
11.2	Assignments	37
11.3	Successors and Assigns	37

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11.4	Days	37
11.5	Governing Law	37
11.6	Counterparts	37
11.7	Severability	37
11.8	Costs	38
11.9	Notices	38
11.10	Escrow Agent	39
11.11	Incorporation by Reference	39
11.12	Survival	40
11.13	Further Assurances	40
11.14	No Partnership	40
11.15	Time of Essence	40
11.16	Signatory Exculpation	40
11.17	Rules of Construction	40
11.18	Tax-Deferred Exchange	40
11.19	Liquor Operations	41
11.20	Holdback	41

EXHIBITS
Exhibit A    -    Land
Exhibit B    -    Intentionally Deleted
Exhibit C    -    Assignment and Assumption Agreement
Exhibit D    -    Bill of Sale
Exhibit E    -    Grant Deed
Exhibit F    -    Assignment of Occupancy Agreements
Exhibit G    -    Food and Beverage Management Agreement
Exhibit H    -    Parking Agreement
Exhibit I    -    Post-Closing Holdback Escrow Agreement
Exhibit 3.6    -    Carve Outs to Representations
Exhibit 6.9A    -    Construction Contracts
Exhibit 6.9B    -    Scope of Work

SCHEDULES
Schedule 1    -    Authorizations
Schedule 2    -    Operating Agreements
Schedule 3    -    Employment Agreements
Schedule 4    -    Occupancy Agreements
Schedule 5    -    Off-Site Facility Agreements
Schedule 6    -    Restricted Employment Agreements

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AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of this 13th day of January, 2017, between ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”), and HOTEL YOUNTVILLE, LLC a California limited liability company ("HY LLC"), HOTEL YOUNTVILLE HOLDINGS, LLC, a California limited liability company, ("HYH LLC"), ALTAMURA FAMILY, LLC, a California limited liability company, ("AF LLC") and GEORGE ALTAMURA, JR., LLC,
("GAJ LLC"), a California limited liability company (collectively “Seller”).

R E C I T A T I O N S:
A.    HYH LLC, AF LLC, AND GAJ LLC, (collectively "Property Owners") are the owners of the real property more particularly described on Exhibit A attached hereto and made a part hereof, on which are located the Hotel Yountville and Hopper Creek Apartments (collectively “Hotel Yountville”), in Yountville, California. HY LLC ("Hotel Owner") leases the hotel facility from Property Owners and owns and operates the Hotel Yountville business. Property Owners are desirous of selling the land and improvements to Purchaser, and Hotel Owner is desirous of selling its business assets to Purchaser under this Agreement. For convenience these two parties are referenced as Seller under this Agreement to reflect their collective sale of all of the real property and other business assets located on and operated from the property described in Exhibit "A".
B.    Purchaser is desirous of purchasing these assets from Seller, and Seller is desirous of selling such assets to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of premises and in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed:
Article I
DEFINITIONS
1.1    Definitions. The following terms shall have the indicated meanings:
“Act of Bankruptcy” shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an

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involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator for such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
“Additional Deposit” shall have the meaning given such term in Section 2.3 hereof.
“Advance Bookings” shall mean reservations made by Seller or its manager prior to Closing for Hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other Hotel services to be provided after Closing, in the ordinary course of business.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Company” means any other entity which is, along with Seller and/or Seller’s management company, a member of a controlled group of corporations or a controlled group of trades or businesses (as defined in Section 414(b) or (c) of the Internal Revenue Code), any entity which along with Seller and/or Seller’s management company is included in an affiliated service group as defined in Section 414(m) of the Internal Revenue Code, and any other entity which is required to be aggregated with Seller and/or Seller’s management company pursuant to Treasury Regulations under Section 414(o) of the Internal Revenue Code.
“Aggregate Liability” means Seller’s aggregate liability for breach of all representations, warranties and indemnities of Seller set forth in this Agreement shall in no event exceed Four Million Dollars ($4,000,000) (the “Liability Cap”). Notwithstanding the foregoing, the Aggregate Liability shall not be applicable to insured third party claims, revenue and expense allocations under Section 7.6 of this Agreement (including sales and use tax and occupancy tax liability), any type of employee liability claims or claims under Section 8.3 of this Agreement.
“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance

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boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting the Property or the ownership, operation, use, maintenance or condition thereof.
“Assignment and Assumption Agreement” shall mean one or more assignment and assumption agreements in the form attached hereto as Exhibit C whereby Seller assigns and Purchaser and/or its property manager, lessee or other designee (as Purchaser shall specify) assumes the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements that have not been terminated prior to Closing in accordance herewith.
“Assignment of Occupancy Agreements” shall mean one or more assignment agreements in the form attached hereto as Exhibit F whereby Seller assigns and Purchaser and/or its property manager, lessee or other designee (as Purchaser shall specify) assumes all of Seller’s right, title and interest in and to the Occupancy Agreements.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.
“Bill of Sale” shall mean that certain bill of sale conveying title to the Inventory, Tangible Personal Property and the Intangible Personal Property to Purchaser or Purchaser’s property manager, lessee or other designee (as Purchaser shall specify) in the form attached hereto as Exhibit D.
“Broker” shall mean Coldwell Banker Real Estate /Hotels (“CBRE/Hotels”)
“CCR Estoppel” shall have the meaning given such term in Section 5.1(h) hereof.
“Closing” shall mean the Closing of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.
“Closing Date” shall mean the date on which the Closing occurs.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“COBRA” shall have the meaning given such term in Section 6.7 hereof.
“Covenants, Conditions and Restrictions” shall mean those covenants, conditions and/or restrictions binding, restricting or benefiting the Property which are set forth in the Title Commitment.
“Deed” shall mean that certain deed conveying title to the Real Property with special warranty covenants of title from Seller to Purchaser or Purchaser’s designee, and subject only to Permitted Title Exceptions, in the form attached hereto as Exhibit E. If there is any difference between the description of the Land, as shown on Exhibit A attached hereto and the description of

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the Land as shown on the Survey, the description of the Land to be contained in the Deed shall be the description in Seller’s vesting deed and Seller shall deliver to Purchaser a quitclaim deed with a legal description conforming to the description shown on the Survey.
“Deposit” shall mean all amounts deposited from time to time with Escrow Agent by Purchaser pursuant to Section 2.3 hereof, plus all interest or other earnings that may accrue thereon. All cash Deposits shall be invested by Escrow Agent in a commercial bank or banks acceptable to Purchaser at money market rates, or in such other investments as shall be approved in writing by Seller and Purchaser. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement.
“Effective Date” shall have the meaning given such term in Section 11.17(e) hereof.
“Employment Agreements” shall mean all employment agreements, written or oral, between Seller and the persons employed with respect to the Property.
“Environmental Damages” shall mean all third-party claims, judgments, damages, losses, penalties, fines, liabilities (including, without limitation, punitive damages and strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, including, without limitation, attorneys’ fees and disbursements and consultants’ fees, any of which arise as a result of the existence of Hazardous Materials upon, about or beneath the Property or migrating or threatening to migrate from the Property, or as a result of the existence of a violation of Environmental Requirements pertaining to the Property.
“Environmental Requirements” shall mean (i) all applicable statutes, regulations, rules, policies, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of all Governmental Authorities, and (ii) all judicial, administrative and regulatory decrees, judgments and orders, in each case of (i) and (ii) relating to the protection of human health or the environment from Hazardous Materials, including, without limitation: (a) all requirements thereof, including, without limitation, those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (b) all requirements pertaining to the protection of the health and safety of employees or the public from Hazardous Materials.
“Escrow Agent” shall mean Chicago Title Insurance Company, 711 Third Avenue, 5th Floor, New York, New York 10017, Attn: Siu Cheung.
“Financial Information” shall mean the financial information defined as such in Section 3.13 hereof.
“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, certifying that Seller is not a foreign corporation, foreign

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partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder), in form and substance satisfactory to Purchaser.
“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
“Hazardous Materials” shall mean any chemical substance: (i) which is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant,” or “toxic,” “explosive,” “corrosive,” “flammable,” “infectious,” “radioactive,” “carcinogenic,” or “mutagenic” material under any law, regulation, rule, order, or other authority of the federal, state or local governments, or any agency, department, commission, board, or instrumentality thereof, regarding the protection of human health or the environment from such chemical substances including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act, including, without limitation, asbestos and gasoline and other petroleum products (including crude oil or any fraction thereof); (ii) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; (iii) without limitation, which contains drinking biphenyls or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or (iv) without limitation, radon gas.
“Holdback Amount” shall mean Four Million and No/100 Dollars ($4,000,000.00).
“Hopper Creek Apartments” means the workforce housing project and related amenities located on the Land.
“Hotel” shall mean the hotel and related amenities located on the Land.
“Improvements” shall mean the Hotel, Hopper Creek Apartments, and all other buildings, improvements, fixtures and other items of real estate located on the Land.
“Initial Deposit” shall have the meaning given such term in Section 2.3 hereof.
“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.
“Intangible Personal Property” shall mean all intangible personal property owned or possessed by Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, (1) the transferable Authorizations, (2) telephone numbers, TWX numbers, post office boxes, Warranties and Guaranties, signage rights, utility and development rights and privileges, general intangibles, business records, site plans,

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surveys, environmental and other physical reports, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 7.6 hereof, and (5) all websites and domains used for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel, excluding (a) any of the aforesaid rights Purchaser elects not to acquire, (b) [Intentionally Deleted] and (c) accounts receivable except for the above described share of the Rooms Ledger.
“Inventory” shall mean all tangible personal property described in Section 7.7 hereof.
“Land” shall mean those certain parcels of real estate more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Leased Property” shall mean all leased items of Tangible Personal Property.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
"Liquidated Damages" shall have the meaning given such term in Section 9.4 hereof.
“Occupancy Agreements” shall mean all rental or occupancy agreements for the residents of the Hopper Creek Apartments, and not including Hotel guests.
“Off-Site Facility Agreements” shall mean those easements, leases, contracts and agreements pertaining to facilities not located on the Property but which Purchaser deems necessary, beneficial or related to the operation of the Hotel including, without limitation, the use agreements for local golf courses, parking contracts or leases, garage contracts or leases, skybridge easements, tunnel easements, utility easements, and storm water management agreements.
“Operating Agreements” shall mean all service, supply and maintenance contracts, if any, in effect with respect to the Property and all other contracts (other than the Occupancy Agreements, Off-Site Facility Agreements and the Employment Agreements) that affect the Property or are otherwise related to the construction, ownership, operation, occupancy or maintenance of the Property.
“Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to Purchaser. Purchaser may require such

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deletions of standard exceptions and such title endorsements as are legally available and customarily required by institutional investors purchasing property comparable to the Property in the State where the Property is situated. The description of the Land in the Owner’s Title Policy shall be by courses and distances or by reference to a legal, subdivided lot and shall be identical to the description shown on the Survey.
“Parking Agreement” shall mean the unsigned agreement attached hereto as Exhibit H.
“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory to Purchaser as determined pursuant to Section 2.4(d) hereof.
“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property, but shall not include any property located on the Property which is owned by Seller’s property manager.
“Post-Closing Escrow Agreement” shall mean the agreement in the form attached hereto as Exhibit I.
“Property” shall mean collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.
“Purchase Price” shall mean $96,500,000.00 payable in the manner described in Section 2.2 hereof.
“Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(d) hereof.
“Real Property” shall collectively mean the Land and the Improvements.
“REIT” shall have the meaning given such term in Section 8.5 hereof.
“Rooms Ledger” shall mean the final night’s room revenue (revenue from rooms occupied as of 6:00 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.
“Seller’s Submittals” shall have the meaning ascribed to such term in Section 2.4(b).
“Study Period” shall mean the period commencing on the Effective Date and continuing through the date that is forty-five (45) days thereafter; provided, however, Purchaser shall have the option to shorten the Study Period. Except as expressly noted herein to the contrary,

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time periods herein referred to shall mean the time periods as in effect, from time to time, at Yountville, California.
“Submission Matters” shall mean all items Seller is required to deliver to Purchaser pursuant to Section 2.4(b) hereof.
“Survey” shall mean the survey defined as such in and prepared pursuant to Section 2.4(d) hereof.
“Survival Period” shall have the meaning ascribed to such term in Article III.
“Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, Inventory and other personal property of every kind and nature (excluding cash-on-hand and petty cash funds) located on or used or useful in the operation of the Hotel and owned by Seller, including, without limitation, Seller’s interest as lessee with respect to any such Tangible Personal Property; provided, however, excluded from the Tangible Personal Property are (a) a 2002 Ford F450 pickup; (b) a 2015 Nissan Rogue; and (c) three (3) dump trailers.
“Tenant Estoppels” shall have the meaning given such term in Section 5.1(j) hereof.
“Third Party Consents” shall have the meaning given such term in Section 5.1(i) hereof.
“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(d) hereof.
“Title Company” shall mean Escrow Agent on behalf of Chicago Title Insurance Company or other title insurance underwriter selected by Purchaser.
“UCC Reports” shall mean the reports defined as such in Section 2.4(d) hereof.
“Utilities” shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary or appropriate for the operation and occupancy of the Property as a hotel.
“Warranties and Guaranties” shall mean all warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.

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ARTICLE II
PURCHASE AND SALE; DEPOSIT; PAYMENT
OF PURCHASE PRICE; STUDY PERIOD
2.1    Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.
2.2    Payment of Purchase Price. The Purchase Price shall be paid to Seller in the following manner:
(a)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit.
(b)    Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Seller or other applicable party at Closing by making a wire transfer of immediately available federal funds to the account of Seller or other applicable party as specified in writing by Seller.
(c)    The portion of the Purchase Price allocated to the Real Property shall be $92,640,000 and the balance of the Purchase Price shall be allocated Personal Property, including tangible and intangible personal property. Allocations made pursuant to this Section shall be used by the Parties for title insurance and all tax and other government reporting purposes. In no event shall the Purchase Price be adjusted as a result of any allocation thereof to the liquor license.
2.3    Deposit. Within two (2) business days after the execution hereof by both Seller and Purchaser and as a condition precedent to the effectiveness of this Agreement, Purchaser shall deliver to Escrow Agent (i) a wire transfer or check in the sum of Fifty Dollars ($50.00) payable to the order of Seller representing the independent consideration for Seller’s execution of this Agreement and agreement to provide Purchaser with the Study Period (which check or the proceeds of which wire transfer shall thereafter be delivered by Escrow Agent to Seller) and (ii) a wire transfer or check in the sum of Two Million and No/100 Dollars ($2,000,000.00) (the “Initial Deposit”), the proceeds of which wire transfer or check Escrow Agent shall deposit and invest in an interest bearing account at a financial institution acceptable to Purchaser or as otherwise agreed to in writing by Seller and Purchaser. Within two (2) days after the expiration of the Study Period, if this Agreement has not been sooner terminated, Purchaser shall deposit with Escrow Agent, by wire transfer an additional deposit in the amount of Two Million and No/100 Dollars ($2,000,000.00) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit (when it is deposited by Purchaser with Escrow Agent) are collectively and individually referred to herein as the “Deposit”. Escrow Agent shall hold and invest the Deposit pursuant to the terms, conditions and provisions of this Agreement. All accrued interest on the Deposit shall become part of the Deposit. The Deposit shall be returned to Purchaser if Purchaser fails, prior to the end of the Study Period, to notify Seller in writing, pursuant to Section 2.4 hereof, that Purchaser is not electing to terminate this Agreement. The Deposit shall be either (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto. If Purchaser does not terminate this Agreement prior to the expiration of the Study Period, the Deposit shall be non-refundable to

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Purchaser, except as otherwise provided in this Agreement. For purposes of reporting earned interest with respect to the Deposit, Purchaser’s Federal Tax Identification Number is 46-2473800, and Seller’s Federal Tax Identification Numbers are: ____________________________________________.
2.4    Study Period.
(a)    Purchaser and Purchaser’s potential lessee or manager shall have the right, until 5:00 p.m., Yountville, California time on the last day of the Study Period, and thereafter if Purchaser notifies Seller in writing prior to the expiration of the Study Period that Purchaser has elected not to terminate this Agreement, to enter upon the Real Property upon one (1) business day notice to Seller and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser and Purchaser’s potential lessee may deem appropriate. Purchaser and Purchaser’s agents shall conduct such investigations in a manner which, to the greatest reasonable extent, does not materially impair the operation of the Hotel or the Hopper Creek Apartments; provided, however, in no event shall Purchaser undertake any invasive testing of any of the Improvements or the Land without Seller’s prior written consent (a Phase I environmental study shall not be considered invasive). If such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser may elect to proceed with this transaction and shall notify Seller and Escrow Agent, in writing prior to the expiration of the Study Period, that Purchaser has elected not to terminate this Agreement. If for any reason whatsoever Purchaser does not so notify Seller and Escrow Agent of its determination not to terminate this Agreement prior to the expiration of the Study Period, or if Purchaser notifies Seller and Escrow Agent in writing prior to the expiration of the Study Period that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, this Agreement automatically shall terminate, the Deposit shall be promptly returned to Purchaser and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.
(b)    Within twenty (20) days after the Effective Date, Seller shall (i) deliver the following to Purchaser to the extent they exist and are in Seller’s possession or readily available to Seller (“Seller’s Submittals”) and (ii) complete Schedules 1-6 of the Agreement:
(1)    Copies of all Operating Agreements, Leased Property Agreements, Off-Site Facility Agreements and Occupancy Agreements, if any, in effect as of the date of this Agreement.
(2)    To the extent in Seller’s possession or reasonably available to Seller, copies of all Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals, licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.
(3)    A complete list of Advance Bookings.

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(4)    A schedule indicating all pertinent information with respect to each Employment Agreement in effect as of the date hereof (including name of employee, social security number, wage or salary, accrued vacation benefits, other fringe benefits, etc.) and copies of all such Employment Agreements.
(5)    To the extent in Seller’s possession or reasonably available to Seller, a schedule setting forth the type and amounts of insurance coverage maintained by Seller with respect to the Property as of the date of this Agreement and complete copies of all loss history reports.
(6)    The monthly and annual financial and operating statements for the Property for the current calendar year (including audited statements, if available), and, to the extent in Seller’s possession or reasonably available to Seller, for the previous three (3) calendar years.
(7)    The operating and capital expenditure budget for the Property for the current calendar year and, to the extent in Seller’s possession or reasonably available to Seller, for the previous three (3) calendar years.
(8)    To the extent in Seller’s possession or reasonably available to Seller, copies of receipts for all personal property taxes and ad valorem taxes and special assessments assessed against the Property for the current calendar year and prior three calendar years, statements for Utilities payable for the current calendar year and prior calendar year, and any information in Seller’s possession or reasonably available to Seller regarding current renditions or assessments on the Property or notices relative to change in valuation for ad valorem taxes.
(9)    Complete copies of all Warranties and Guaranties in affect as of the date hereof.
(10)    Copies of all soil tests, structural engineering tests, masonry tests, percolation tests, water, oil, gas, mineral, radon, formaldehyde, PCB or other environmental tests, audits or reports, market studies and site plans related to the Property in Seller’s possession or reasonably available to Seller.
(11)    Parking, structural, mechanical or other engineering reports or studies related to the Property, if any, in Seller’s possession or reasonably available to Seller.
(12)    If in Seller’s possession or reasonably available to Seller, copies of any title insurance policies covering the Real Property and any surveys of all or any portion of the Property.
(13)    If in Seller’s possession or reasonably available to Seller, copies of any and all health inspection reports with respect to the Property
(14)    Photos of the Property in Seller’s possession or reasonably available to Seller.
(15)    A complete list of all prepaid expenses with respect to the Property.

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(16)    A schedule of pending litigation affecting the Property, if any.
(17)    An employee census listing the name, date of hire, date of last pay increase, department, title and rate of pay with respect to each employee at the Property, a payroll run, copies of all pension documents and a schedule of liabilities therefor and copies of all union and collective bargaining agreements affecting the Property.
(18)    A schedule setting forth the occupancy and average rates for the Property on a monthly basis for the previous three (3) calendar years and the year to date.
During the Study Period and thereafter until the Closing, Seller shall make available to Purchaser, its agents, auditors, engineers, attorneys, potential lessees and other designees, for inspection and/or copying, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and reviews, books, records, tax returns, bank statements, financial statements, advance reservations and room bookings and function bookings, rate schedules and any and all other materials or information relating to the Property which are in, or come into, Seller’s possession or control or are otherwise reasonably available to Seller.
(c)    Prior to Purchaser’s entry onto the Land or Improvements, Purchaser shall deliver to Seller an insurance policy naming Seller as an additional insured, providing for a minimum of Three Million Dollars ($3,000,000) combined single limit liability coverage and shall maintain such policy in force until termination of the Agreement or Closing. Purchaser shall indemnify and defend Seller against any loss, damage or claim for personal injury or property damage arising out of or relating to acts or omissions upon the Real Property by Purchaser or any agents, contractors or employees of Purchaser, unless arising from the negligent or willful acts of Seller or any of its agents, contractors or employees. Purchaser, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by Purchaser. This provision shall survive any termination of this Agreement and a closing of the transaction contemplated hereby. Purchaser’s indemnification obligation are not limited by the Liquidated Damages (defined below) applicable under this Agreement nor by the amount of insurance maintained by Purchaser.
(d)    Within five (5) business days following the Effective Date, Seller shall deliver to Purchaser a copy of any survey of the Property in Seller’s possession. Within two (2) business days after receipt of Seller’s survey of the Property, Purchaser shall order an update to the survey, or shall obtain its own survey of the Property if no such survey exists (the “Survey”). Within two (2) business days following the Effective Date, Purchaser shall order from the Title Company to furnish to Purchaser, at Purchaser’s sole cost and expense, (i) a title insurance commitment bearing an effective date subsequent to the date of this Agreement issued by the Title Company covering the Real Property, binding the Title Company to issue its standard ALTA Owner’s Policy of Title Insurance (without a creditors’ rights exception), in form approved for use in California in favor of Purchaser, showing title to be held currently by Seller in a good, marketable and insurable condition, together with legible copies of all documents identified in such title insurance commitment as exceptions to title certified as true and complete by the Title Company (collectively, the “Title Commitment”), and (ii) reports of searches of the Uniform Commercial Code records of Napa County and California (collectively, the “UCC Reports”). Prior to the expiration of the Study

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Period, Purchaser shall notify Seller of any matters shown on the Survey or identified in the Title Commitment or the UCC Reports that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”). If any of Purchaser’s Objections consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such Purchaser’s Objections) any such Purchaser’s Objections at Closing, and Escrow Agent is authorized to pay and discharge at Closing such Purchaser’s Objections to the extent not paid and discharged or bonded against at Closing. For such purposes, Seller may use all or a portion of the cash to close. Seller shall not be obligated to incur any expenses to cure any non-monetary Purchaser’s Objections unless Seller agrees to cure such non-monetary Purchaser’s Objections as hereinafter provided; provided, however, Seller may withdraw its agreement to cure any such non-monetary Purchaser Objections up to five days prior to Closing. Seller shall notify Purchaser within five (5) days after receipt of notice of Purchaser’s Objections whether Seller agrees to cure such non-monetary Purchaser’s Objections, subject to Seller’s right to timely withdraw such agreement to cure. If Seller notifies Purchaser in writing within such five (5) day period that Seller agrees to cure such non-monetary Purchaser’s Objections, Seller shall correct such non-monetary Purchaser’s Objections on or before the Closing Date to the reasonable satisfaction of Purchaser. If Seller does not notify Purchaser within such five (5) day period of Seller’s agreement to cure such non-monetary Purchaser’s Objections, or if Seller timely withdraws its agreement to cure such matters, Seller shall be deemed to have elected not to cure such non-monetary Purchaser’s Objections, and Purchaser shall elect (1) to waive such non-monetary Purchaser’s Objections without any abatement in the Purchase Price or (2) to terminate this Agreement, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Seller shall not, after the date of this Agreement, subject the Real Property to or permit or suffer to exist any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without Purchaser’s prior written consent. All title matters revealed by the Title Commitment, UCC Reports and Survey and not objected to by Purchaser as provided above (other than those rendering title defeasible and delinquent taxes, mortgages, deeds of trust, security agreements and other liens and charges that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions. Notwithstanding the foregoing, Purchaser shall not be required to take title to the Real Property subject to any matters which may arise subsequent to the effective date of the Title Commitment, UCC Reports and Survey examined by Purchaser during the Study Period.
ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES
Purchaser shall be purchasing the Property on an “AS IS” and “WHERE IS” basis, subject solely to Seller’s representations and warranties expressly contained in this Agreement. Subject to the foregoing, Seller hereby makes the following representations and warranties with respect to the Property, on which Purchaser is entitled to rely and has relied, except for matters discovered by Purchaser prior to Closing which establish that such reliance is not reasonable:

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3.1    Organization and Power. Seller is a limited liability company, validly existing and in good standing under the laws of the State of California and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.
3.2    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with Seller’s performance of its obligations hereunder. The person executing this Agreement on behalf of Seller has the authority to do so.
3.3    Non-contravention. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of Applicable Law or regulation, Seller’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller. There are no outstanding agreements (written or oral) pursuant to which Seller (or any predecessor to or representative of Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.
3.4    Title To Real Property. Seller is the sole owner of fee simple absolute title to the Real Property as shown on Exhibit A attached hereto, subject only to the Permitted Exceptions.
3.5    No Special Taxes. Seller has no knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.
3.6    Compliance with Existing Laws. To Seller’s knowledge, Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated, subject however, to Exhibit 3.6 attached. Subject to Exhibit 3.6, Seller has no knowledge, nor has it received notice within the past three (3) years, of any existing or threatened violation of any provision of any Applicable Laws including, but not limited to, those of environmental agencies or insurance boards of underwriters with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations to the Property other than those that have been made prior to the date hereof. Seller has not received written notice within the past three (3) years, of any existing or threatened violation of any restrictive covenants or deed restrictions affecting the Property which have not been remedied.
3.7    Personal Property. All of the Personal Property being conveyed by Seller hereunder are free and clear of all liens and encumbrances except for those which will be discharged by Seller at Closing, and Seller has good and merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

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3.8    Operating Agreements/Off-Site Facility Agreements/Leased Property Agreements. There are no management, service, supply or maintenance contracts in effect with respect to the Property other than the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements. Schedule 2 is a complete list of the Operating Agreements and Leased Property Agreements, and Schedule 5 is a complete list of the Off-Site Facility Agreements. To Seller’s knowledge, Seller has performed all of its obligations under each of the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements. To Seller’s knowledge, all other parties to the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. Seller has received no notice of any intention by any of the parties to the Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements to cancel the same, nor has Seller canceled any of same.
3.9    Condemnation Proceedings; Roadways. Seller has received no notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street, creek or road adjacent to or serving the Real Property.
3.10    Actions or Proceedings. There is no action, suit or proceeding pending or known to Seller to be threatened against or affecting Seller or the Property in any court, before any arbitrator or before or by any Governmental Authority which (a) could materially and adversely affect the business, financial position or results of operations of Seller or the Property, (b) could materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein, (d) concerns any past or present employee of Seller or its managing agent or (e) could otherwise adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
3.11    Labor and Employment Matters. To Seller’s knowledge, Seller is not a party to any oral or written employment contracts or agreements with respect to the Property other than the Employment Agreements. Schedule 3 is a complete list of the particulars of the oral agreements with its employees, which for the purposes of this Agreement constitute the Employment Agreements. To Seller’s knowledge, Seller is not in default under any Employment Agreement. To Seller’s knowledge, there are no labor disputes or organizing activities pending or threatened as to the operation or maintenance of the Property or any part thereof. Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. To Seller’s knowledge, the Property has been operated in such a way as to comply with all applicable labor and employment laws, including, but not limited to, laws related to equal employment, plant closings, employment taxes and withholding requirements.

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3.12    Financial Information and Submission Matters. To Seller’s knowledge, all of Seller’s financial information, including, without limitation, all books and records and financial statements (“Financial Information”) is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in Seller’s Financial Information, there has not been, to Seller’s knowledge, any material adverse change in the financial condition or in the operations of the Property. Neither Purchaser nor Purchaser’s lessee or its management company shall have any liability under any pension, profit sharing or welfare benefit plan that Seller may have established with respect to the Property or their or its employees. To Seller’s knowledge, all such pension, profit sharing and welfare benefit plans have been fully funded and administered in accordance with Applicable Laws and regulations. To Seller’s knowledge, the Submission Matters delivered to Purchaser are true, accurate and complete copies thereof in Seller’s possession or reasonably available to Seller and that those Submission Matters that have been prepared by Seller are true, accurate and complete in all material respects.
3.13    Bankruptcy. No Act of Bankruptcy has occurred with respect to Seller.
3.14    Hazardous Substances. To Seller’s knowledge, Seller has not engaged in or permitted any operations or activities upon, or any use or occupancy of the Property or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property in violation of any Applicable Laws during Seller’s ownership. To Seller’s knowledge, no Hazardous Materials have migrated from or to the Property upon, about, or beneath other properties in violation of any Environmental Requirements. To Seller’s knowledge, during Seller’s ownership the Property has not failed to materially comply with Environmental Requirements. To Seller’s knowledge, Seller has not received any written notice concerning any alleged violation of Environmental Requirements in connection with the Property or any liability for Environmental Damages in connection with the Property for which Seller (or Purchaser after Closing) may be liable. To Seller’s knowledge, there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, summons or investigation, pending or threatened, relating to any alleged violation of Environmental Requirements on the Property, or from the suspected presence of Hazardous Materials thereon, or relating to any Environmental Damages. To Seller’s knowledge, no underground or above ground chemical treatment or storage tanks, or gas or oil wells are located on the Property.
3.15    Sales, Use and Occupancy Taxes. All sales, use and occupancy taxes due from Seller and owing with respect to the Property have been paid.
3.16    Personal Property Taxes. All ad valorem personal property taxes due and owing with respect to the Property have been paid.
3.17    Occupancy Agreements. There are no leases, concessions or occupancy agreements in effect with respect to the Real Property, including the Hotel, other than the Occupancy Agreements. A complete list of the Occupancy Agreements (including particulars of two that are oral agreements) is attached hereto as Schedule 4. Except as specifically provided in the Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent

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abatement for any period after the Closing of the transaction contemplated hereby except for an apartment at the Hopper Creek Apartments occupied by Janet Swan who is entitled to free rent until replacement housing will be provided to her by Seller at another location within one year after Closing. To the extent that any of the Occupancy Agreements call for security, such security remains on deposit with Seller, and has not been applied towards any payment due under said Occupancy Agreements. Seller has not received any advance rent or advance compensation under any of said Occupancy Agreements in excess of one month. No brokerage commissions or compensation of any kind shall be due in connection with the Occupancy Agreements, and the rents or revenues to be derived therefrom. To Seller’s knowledge, no party is in default under any Occupancy Agreement. To Seller’s knowledge, Seller has performed all obligations required of it under all of the Occupancy Agreements and there remain no unfulfilled obligations of Seller under the Occupancy Agreements. No tenant has given notice to Seller of its intention to institute litigation with respect to any Occupancy Agreement.
3.18    Utilities. To Seller’s knowledge, all Utilities required for the operation of the Property either enter the Property through adjoining streets, or they pass through adjoining land, do so in accordance with valid public easements or irrevocable private easements, and all of said Utilities are installed and operating and all installation and connection charges therefor have been paid in full.
3.19    Leased Property. To Seller’s knowledge, all leases of the Leased Property are in good standing and free from default.
3.20    Advance Bookings. To Seller’s knowledge, the Advance Bookings are true and correct in all material respects.
3.21    Americans With Disabilities Act. To Seller’s knowledge, the Property is in compliance with the Americans With Disabilities Act.
3.22    Zoning. To Seller’s knowledge, the present zoning of the Property permits the current use thereof without special variances. Seller has no knowledge of any fact, proceeding or threatened action or proceeding which could result in a modification or termination of the present zoning of the Property.
3.23    Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
3.24    Patriot Act. Patriot Act and OFAC Compliance. Seller will not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the Office of Foreign Assets Control (“OFAC”) list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti¬ Terrorism Act of 2001. Seller is not named, and is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56,

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the “Patriot Act”), Executive Order #13224 or any other Executive Order or the United States Treasury Department as a terrorist, “Specially Designated Nation and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC. Seller is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group entity, or nation.
3.25    No Other Property Interests. There are no property interests, buildings, structures or other improvements or personal property that are owned by Seller which are necessary for the operation of the Hotel that are not being conveyed pursuant to this Agreement.
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser. All rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby for a period of twelve (12) months following the Closing (the “Survival Period”), except to the extent that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty, or Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty, and Purchaser nevertheless elects to close this transaction, in which event Purchaser shall be deemed to have waived its objections to the untruth or inaccuracy of such representation(s). Purchaser shall be deemed to have actual knowledge of the untruth or inaccuracy of any representation or warranty only if (i) Purchaser receives written notice from Seller, or (ii) David A. Brooks has actual knowledge of any such untruth or inaccuracy.
The term “to Seller’s knowledge” or similar phrase shall mean solely the actual knowledge of George Altamura, Jr. (the manager of Hotel Yountville, LLC), Altamura Family, LLC and George Altamura, Jr., LLC and is the person associated with Seller most familiar with the Property, and without any duty of inquiry.
Notwithstanding any language to the contrary, Seller’s liability for a breach of its warranties and representations under this Agreement shall not exceed the Aggregate Liability set forth in this Agreement.
ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
Purchaser acknowledges that it (a) has made or shall make prior to the expiration of the Study Period, as defined below, such investigations of the title, physical condition and zoning matters related to the Property and all matters of interest to Purchaser regarding the operating history of the Property as it deems appropriate, (b) has not relied, is not relying and shall not rely on any statements, representations, or projections, whether oral or written, heretofore or hereafter made by Seller or any of its managers, members, consultants, agents, brokers or employees in connection with the physical condition of the Property (other than those representations and warranties contained in this Agreement, and (c) shall be fully satisfied with the business, operations and conditions of the Property before the expiration of the Study Period. Purchaser acknowledges that Purchaser shall

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be consummating the purchase of the Property based solely upon Purchaser’s inspections and investigations of the Property and that Purchaser shall be purchasing the Property on an “AS IS” and “WHERE IS” basis, subject solely to Seller’s representations and warranties expressly contained in this Agreement. Other than as set forth in this Agreement, Purchaser acknowledges that neither Seller nor its managers, members, consultants, brokers or employees have made any other representations or warranties of any kind on which Purchaser is relying as to any matters concerning the physical condition of the Property, including, but not limited to, the conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Purchaser hereby makes the following representations and warranties, upon each of which Purchaser acknowledges and agrees that Seller is entitled to rely and has relied:
4.1    Organization and Power. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all partnership power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any of the other Closing Documents to be executed and delivered on behalf of Purchaser hereunder.
4.2    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
4.3    Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of Applicable Law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.
4.4    Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of Purchaser, and (c) could materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
4.5    Bankruptcy. No Act of Bankruptcy has occurred with respect to Purchaser.
4.6    Patriot Act and OFAC Compliance. Purchaser will not use proceeds to purchase the Property from any person or entity listed on the Office of Foreign Assets Control (“OFAC”) list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001. Purchaser is not named, and is not acting, directly or indirectly, for or on behalf of any

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person, group, entity, or nation named by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), Executive Order #13224 or any other Executive Order or the United States Treasury Department as a terrorist, “Specially Designated Nation and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC. Purchaser is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group entity, or nation.
4.7    Sophisticated Real Estate Investor. Purchaser has extensive experience regarding the acquisition, development and operation of hotel properties, and has the capacity and expertise to undertake a comprehensive investigation of the Property within the Study Period and, except for Seller’s Submittals, and Seller’s warranties and representations set forth in this Agreement, Purchaser requires no additional information from Seller to make a competent decision whether or not to acquire the Property.
ARTICLE V
CONDITIONS PRECEDENT
5.1    As to Purchaser’s Obligations. Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent:
(a)    Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and other information required of Seller pursuant to Sections 7.2 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made (or otherwise waived by Purchaser); there shall have been no material adverse change in the business conducted at the Property or the financial results thereof from the date of acceptance of this Agreement and no matter, condition or event shall have occurred which could in Purchaser’s reasonable judgment, materially and adversely affect the operation, value or marketability of the Property or any part thereof; Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.
(c)    Title Insurance. Good and marketable fee simple title to the Real Property shall be insurable as such by the Title Company, at its lowest rates allowed by law, subject only to Permitted Title Exceptions as determined in accordance with Section 2.4 hereof and including, without limitation, all applicable deletions of standard exceptions and endorsements permitted under applicable state law which are customarily required by institutional investors purchasing property comparable to the Property.
(d)    Survey. The Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner’s Title Policy except for “shortages in area”.

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(e)    Title to Property. Seller shall be the sole owner of good and marketable fee simple title to the Real Property and good and marketable fee simple title to the Tangible Personal Property, free and clear of all liens, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. Seller shall not have taken any action or permitted or suffered any action to be taken by others from the date hereof and through and including the date of Closing that would adversely affect the status of title to the Real Property and Tangible Personal Property.
(f)    Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, Seller shall not have materially diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and, except in the ordinary course of business, Seller shall not have diminished the Inventory. Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property without Purchaser’s prior written consent unless the same is replaced, prior to Closing, with a similar item of at least equal suitability, quality and value, free and clear of any lien or security interest.
(g)    Taxes. Seller shall provide to Purchaser written evidence from the appropriate taxing authority of the payment of all sales, gross receipts, hotel occupancy and other similar taxes in connection with the operation of the Hotel before Closing. In the event Seller is unable or unwilling to obtain such clearance certificates prior to Closing, Purchaser shall withhold from the Purchase Price, an amount which is 110% of the amount of such taxes due for the year prior to the Closing, less sales taxes already forwarded to the California State Board of Equalization for the current tax period. Notwithstanding the foregoing, Seller shall indemnify Purchaser for the amount by which the full amount of all such sales, gross receipts, hotel occupancy and other similar taxes in connection with the operation of the Hotel before Closing exceeds the amount so withheld by Purchaser. The provisions of this Section 5.1(g) shall survive the Closing.
(h)    Estoppels for Covenants, Conditions and Restrictions. On or before the Closing Date, Seller shall provide Purchaser with a fully executed estoppel certificate related to each of the Covenants, Conditions and Restrictions (the “CCR Estoppel”) showing no material defaults. The CCR Estoppel must be in a form reasonably satisfactory to Purchaser. To that end, Purchaser shall provide Seller with a recommended form of CCR Estoppel within fifteen (15) days after the delivery of the Survey and Title Commitment to Purchaser.
(i)    Third-Party Consents. On or before the Closing Date, Seller shall furnish Purchaser, in form and content reasonably satisfactory to Purchaser, with any and all third party consents (the “Third Party Consents”), which are necessary to consummate the transaction contemplated in this Agreement.
(j)    Rights of First Refusal. Seller shall provide Purchaser with reasonably satisfactory evidence of the waiver of any and all rights of first refusal or options related to the Property that may have been granted with respect to the Property.

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(k)    No Code Violations. There shall be no violations of Applicable Laws with respect to the Property or the Hotel.
Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser, but only by an instrument in writing signed by Purchaser.
5.2    As to Seller’s Obligations. Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent:
(a)    Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, by Seller, but only by an instrument in writing signed by Seller.
ARTICLE VI
COVENANTS OF SELLER
To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller covenants and agrees to the following:
6.1    Operating Agreements/Leased Property Agreements/Off-Site Facility Agreements. Seller shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall Seller enter into any agreements modifying the Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements, unless (a) any such agreement or modification will not bind Purchaser or the Property after the date of Closing or is subject to termination on not more than thirty (30) days’ notice without penalty, or (b) Seller has obtained Purchaser’s prior written consent to such agreement or modification. Seller agrees to cancel and terminate effective as of the Closing Date, at Seller’s sole cost, expense and liability, any Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements that Purchaser notifies Seller of in writing before the expiration of the Study Period that Purchaser will not assume. Purchaser shall have the right to assume the lease for the storage facility that Seller maintains, on a month to month basis for $1,200.00 per month.
6.2    Warranties and Guaranties. Seller shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser.

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6.3    Insurance. Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
6.4    Independent Audit. Promptly following the execution of this Agreement, Seller shall provide to Purchaser’s representatives and independent accounting firm access to financial and other information relating to the Property in the possession of or otherwise available to Seller or its affiliates which would be sufficient to enable Purchaser’s representatives and independent accounting firm to prepare audited financial statements for the three (3) calendar years prior to the Closing and during the year in which the Closing occurs in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Purchaser may deem necessary or advisable. Seller shall also provide to Purchaser’s independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize any attorneys who have represented Seller or its management company in material litigation pertaining to or affecting the Property to respond, at Purchaser’s expense, to inquiries from Purchaser’s representatives and independent accounting firm. For the purposes of this provision, material litigation includes matters with liability exceeding $50,000. If and to the extent Seller’s financial statements pertaining to the Property for any periods during the three (3) calendar years prior to the Closing and during the year in which the Closing occurs have been audited, promptly after the execution of this Agreement Seller shall provide Purchaser with copies of such audited financial statements and shall cooperate with Purchaser’s representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Purchaser’s expense, a reissuance of such audited financial statements.
6.5    Operation of Property Prior to Closing. Seller covenants and agrees with Purchaser that, between the date of this Agreement and the date of Closing:
(a)    Subject to the restrictions contained herein, Seller shall operate the Property in the ordinary course of business and in the same manner in which Seller operated the Property prior to the execution of this Agreement, so as to keep the Property in good condition, reasonable wear and tear excepted, so as to maintain consistent inventory levels, so as to maintain the existing caliber of the Hotel operations conducted at the Property and so as to maintain the reasonable good will of all tenants of the Property and all employees, guests and other customers of the Hotel.
(b)    Seller shall maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years.
(c)    Seller shall use and operate the Property in compliance with Applicable Laws and the requirements of any mortgage, and any lease, Occupancy Agreement, Operating Agreement and Insurance Policy affecting the Property.
(d)    Seller shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.

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(e)    Except as otherwise permitted hereby, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Property or Purchaser’s ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, or which would cause any of the representations and warranties contained in Article III hereof to be untrue as of Closing in any material respect.
(f)    Seller shall not enter into new leases of space at the Hotel.
(g)    Seller shall not fail to maintain the Improvements and the Tangible Personal Property (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) in the same condition as they are as of the date hereof, reasonable wear and tear excepted.
(h)    Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and Seller shall not permit the Inventory to be diminished other than as a result of the ordinary and necessary operation of the Hotel by Seller.
(i)    Seller shall not remove or cause or permit to be removed any part or portion of the Real Property or the Tangible Personal Property without the express written consent of Purchaser unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
(j)    Seller shall continue to use reasonable efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as Seller did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges heretofore customarily charged by Seller for such purposes, and in accordance with Seller’s published rate schedules. Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings.
(k)    Seller shall (1) not enter into any agreements which shall be binding upon Purchaser with respect to the Property or that otherwise cannot be terminated without penalty upon thirty (30) days’ notice, or (2) reduce or cause to be reduced any room rents or any other charges over which Seller has operational control.
(l)    Seller shall promptly deliver to Purchaser upon Purchaser’s request such reports showing the revenue and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as Seller customarily keeps or receives internally for its own use.
(m)    Seller (1) shall not enter into any new Employment Agreements that are not terminable at will without the express written consent of Purchaser, and (2) with respect to those employees listed on Schedule 6 attached hereto, shall not change, modify, extend, renew or terminate

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any Employment Agreement in effect as of the date hereof which would be binding on Purchaser with respect to the Property without the express written consent of Purchaser.
(n)    Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning or affecting the Property of which Seller obtains actual knowledge.
(o)    Seller shall not modify or release any Warranties or Guaranties applicable to the Property.
(p)    Seller shall not grant any encumbrances on the Property or contract for any construction or service for the Property which may impose any mechanics’ or materialmen’s lien on the Property.
(q)    Seller shall not agree to make any changes to the Parking Agreement without Purchaser’s consent, which consent shall be in Purchaser’s sole and absolute discretion.
6.6    Marketing Restriction. At the expiration of the Study Period, and provided that Purchaser has not then terminated this Agreement, Seller shall (i) cease marketing the Property for sale, (ii) cease conducting discussions or negotiations with other potential purchasers of the Property and (iii) not accept backup offers.
6.7    Employees and Continuation of Seller’s Group Health Plans. Payment of all costs and expenses associated with accrued but unpaid salary, earned but unpaid vacation pay, accrued but unearned vacation pay, pension and welfare benefits, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) benefits, employee fringe benefits, employee termination payments or any other employee benefits due to Seller’s employees up to the Closing Date shall be the sole responsibility and obligation of and shall be paid promptly by Seller. Seller shall indemnify and defend Purchaser and/or its lessee or management company, from and against any and all claims, causes of action, proceedings, judgments, damages, penalties and liabilities made, assessed or rendered against Purchaser and/or its lessee or management company and any costs and expenses (including attorneys’ fees and disbursements) incurred by Purchaser and/or its lessee or management company with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by such employees arising out of the failure of Seller to comply with the provisions of this Section 6.7. This indemnification shall be separate from and in addition to the indemnification given by Seller to Purchaser in Article IX below.
6.8    Rights of First Refusal and Options. Seller shall provide Purchaser with reasonably satisfactory evidence of the waiver of any and all rights of first refusal or options related to the Property that may have been granted to any party.
6.9    Fitness Center. A Hotel Fitness Center is in the process of being constructed (the “Construction”). The plans for the work are attached hereto as Exhibit 6.9. Seller shall complete the Construction on or before Closing in a good and workmanlike manner, fully paid for and lien free (the Fitness Center constitutes solely the structure designated on the plans, and not any of the equipment and apparatus that may be installed after completion of the Fitness Center). If the

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Construction is not complete as aforesaid by Closing, Seller shall continue construction of the Fitness Center with Seller's own employees, contractors or subcontractors (so long as such employees, contractors and subcontractors are not Hotel employees); shall indemnify Purchaser from any and all claims, losses and damages that may arise out of such construction activity, and shall provide an insurance policy with combined single limits of $3,000,000 naming Purchaser as an additional insured. Seller shall diligently proceed with such construction, but shall not be responsible for any delays in completion resulting from factors beyond its control. If such Construction is not complete as of one hundred twenty (120) days after Closing, Purchaser may elect to complete the Construction and reimburse itself for the cost thereof from the Holdback Amount.
ARTICLE VII
CLOSING
7.1    Closing. The Closing shall occur on a business day designated by Purchaser, with at least five (5) days written notice to Seller (or if such written notice is not given, no later than fifteen (15) days following the expiration of the Study Period). As more particularly described below, at the Closing the parties hereto will execute all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (i) deliver the same to Escrow Agent, and (ii) take all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow at the offices of Escrow Agent. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent, Escrow Agent shall update the title to the Property and, provided there has been no change in the status of title as reflected in the Title Commitment and Survey, Escrow Agent shall record the Deed, release and date, where appropriate, the Closing Documents in accordance with the instructions of Seller and Purchaser and shall send, by wire transfer, all sums owing to Seller hereunder to Seller. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to Permitted Title Exceptions and the rights of tenants under the Occupancy Agreements and guests in possession.
7.2    Seller’s Deliveries. At the Closing, Seller shall deliver to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Seller and shall be dated as of the Closing Date:
(a)    The Deed (subject to such changes as are required by Applicable Law, local recording requirements and/or customary real estate practices in the jurisdiction(s) in which the Property is located, provided, the substantive terms and provisions of the Deed attached hereto are not modified as a result of any such changes).
(b)    The Bill of Sale.
(c)    The Assignment of Occupancy Agreements.
(d)    The Assignment and Assumption Agreement.

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(e)    Off-Site Facility Estoppels, CCR Estoppels, and All Third Party Consents.
(f)    The Post-Closing Escrow Agreement.
(g)    Certificates from the applicable State taxing authority and local taxing authorities or other appropriate verification demonstrating that all occupancy, sales and ad valorem real and personal property taxes due and payable for the Property have been paid and, if any such taxes have not been paid, the amount due and payable as of the Closing Date.
(h)    Certificate(s)/Registration of Title for any vehicle owned by Seller and used in connection with the Property that are included in the purchase.
(i)    Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy subject only to the Permitted Title Exceptions and to eliminate such standard exceptions and to issue such endorsements thereto which may be eliminated and issued under applicable State law and which are customarily required by institutional investors purchasing property comparable to the Property.
(j)    The FIRPTA Certificate.
(k)    An assignment of each of the Leased Property Agreements to Purchaser and/or its property manager, lessee or other designee (as Purchaser shall specify), together with (1) the written consent of the lessors of such Leased Property Agreements, if required by such Leased Property Agreements, and (2) executed originals of all such Leased Property Agreements in Seller’s possession or reasonably available to Seller. If any Leased Property is leased pursuant to a Leased Property Agreements which is a capital lease, in accordance with generally accepted accounting principles, Seller shall cancel such capital lease at its expense and convey good and marketable title to such property (which shall constitute Tangible Personal Property hereunder) to Purchaser and/or its property manager, lessee or other designee (as Purchaser shall specify) free from any lien or encumbrance pursuant to the Bill of Sale – Personal Property.
(l)    Written notice executed by Seller notifying all interested parties, including, without limitation, all tenants under any Occupancy Agreements, that the Property has been conveyed to Purchaser and directing that all payments, inquiries and the like be forwarded to Purchaser at the address to be provided by Purchaser.
(m)    Any other document or instrument reasonably necessary or required to consummate the transactions contemplated by this Agreement.
At the Closing, Seller shall deliver to Purchaser or make available to Purchaser at the Property the following documents:
(a)    All original Warranties and Guaranties in Seller’s possession or reasonably available to Seller.
(b)    If Purchaser is assuming Seller’s obligations under any or all of the Operating Agreements, Off-Site Facility Agreements or Covenants, Conditions and Restrictions, to the extent

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in Seller’s possession or reasonably available to Seller, copies of such agreements, duly assigned to Purchaser and with such assignment acknowledged and approved by the other parties to such Operating Agreements, Off-Site Facility Agreements or Covenants, Conditions and Restrictions to the extent required by such Operating Agreements, Off-Site Facility Agreements or Covenants, Conditions and Restrictions.
(c)    To the extent in Seller’s possession or reasonably available to Seller, originals of the following items (copies of which were delivered by Seller to Purchaser with the Submission Matters): (1) complete sets of all architectural, mechanical, structural and/or electrical plans and specifications used in connection with the construction of or alterations or repairs to the Property; and (2) as-built plans and specifications for the Property.
(d)    Copies of all agreements, leases, concession agreements and other instruments affecting the Property and the Hotel and/or restaurant business conducted thereon.
(e)    All current real estate and personal property tax bills in Seller’s possession or under its control.
(f)    Access to guest registration cards, guest transcripts, guest histories, and all other available guest information for eighteen (18) months on-site, and up to seven years at Seller’s Off-Site Facility.
(g)    An updated schedule of employees, showing salaries and duties, with a statement of the length of service of each such employee, brought current to a date not more than forty-eight (48) hours prior to the Closing.
(h)    A complete list of all Advance Bookings, in reasonable detail so as to enable Purchaser to honor Seller’s commitments in that regard.
(i)    A list of Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due Seller.
(j)    A list of all vendors and suppliers servicing the Hotel.
(k)    All books, records, operating reports, appraisal reports, files and other materials in Seller’s possession or control which are necessary in Purchaser’s discretion to maintain continuity of operation of the Property.
(l)    Copies of all Occupancy Agreements and, to the extent available, Authorizations transferred or assigned to Purchaser at Closing as required hereunder.
7.3    Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Escrow Agent all of the following, each of which, if required, shall have been duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser and shall be dated as of the Closing Date:
(a)    The portion of the Purchase Price described in Section 2.2 hereof.

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(b)    The Assignment and Assumption Agreement.
(c)    The Assignment of Occupancy Agreements.
(d)    Any other document or instrument reasonably necessary or required to consummate the transactions contemplated by this Agreement.
7.4    Mutual Deliveries. At the Closing, Purchaser and Seller shall mutually execute and deliver each to the other:
(a)    A final closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.
Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel.
7.5    Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. The escrow fees and filing fees shall be borne solely by Purchaser. Documentary transfer taxes and recording fees shall be paid by Seller. Seller shall pay sales taxes attributable to its operations on or before Closing; Purchaser shall pay all sales taxes for operations after Closing, as well as all sales taxes assessed by the California State Board of Equalization for the value of the tangible personal property acquired by Purchaser. Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments. Purchaser shall pay all costs associated with the Survey. Purchaser shall pay all costs for title search and the title insurance premium for the issuance of the Title Policy. Purchaser shall pay the cost of the UCC Searches. All endorsements to the Title Policy shall be paid by Purchaser. All other costs (except any costs incurred by Seller for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with Napa County local custom.
7.6    Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing (provided that housekeeping costs and the Rooms Ledger for the date of Closing shall be shared equally between Purchaser and Seller). Such adjustments shall be shown on the closing statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by Purchaser pursuant to Section 2.2 hereof. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated, as the case may be, at Closing:
(a)    Current rents.

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(b)    Real estate and personal property taxes.
(c)    Revenue and expenses under the Operating Agreements, Off-Site Facility Agreements and Covenants, Conditions and Restrictions to be assigned to and assumed by Purchaser.
(d)    Utility charges (including, but not limited to, charges for water, sewer and electricity).
(e)    Municipal or other governmental improvement liens, which shall be paid by Seller at Closing where the work has physically commenced, and which shall be assumed by Purchaser at Closing where the work has been authorized, but not physically commenced.
(f)    Insurance premiums, to the extent required hereby.
(g)    License and permit fees, where transferable.
(h)    All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.
(i)    The Rooms Ledger and housekeeping costs (i.e. the hourly wages paid for housekeeping staff employed during such day) for the date of Closing (to be apportioned equally between Seller and Purchaser).
(j)    Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.
Purchaser shall receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, (iii) unforfeited security deposits together with interest thereon held by Seller under Occupancy Agreements, and (iv) the value of any complimentary rooms (based upon the “rack” rate for each room) and any complimentary food or beverages (based upon the advertised rate for each food and beverage) provided by Seller from and after 6:00 a.m. on the Closing Date (the parties acknowledge that Seller’s charitable contributions, to be identified and provided to Purchaser during the Study Period restrict occupancy generally to mid-week stays and the rack rate applicable for such stay shall be based on such midweek rack rate). At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller, at face value: (i) all petty cash funds in the hands of the Seller in connection with the Hotel guest operations at the Property; and (ii) the so-called “guest ledger” as mutually approved by Purchaser and Seller for the Hotel of guest accounts receivable payable to the Hotel as of the check-out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date; provided, however, that the term “guest ledger” shall not include any accounts receivable which have been or are to be paid by any means other than a credit card except for corporate groups whose creditworthiness have been reasonably approved by Purchaser during the Study Period. Purchaser shall not be obligated to purchase such non-credit card accounts receivable. For purposes of this Agreement, transfer or sale at face value shall have

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the following meanings: (i) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to Purchaser; and (ii) for the guest ledger, the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (½) share of Rooms Ledger. The purchase price of said petty cash fund and guest ledger, as determined above, shall be paid to Seller at Closing by a credit to Seller in the computation of the adjustments and prorations on the Closing Date.
Seller shall pay or cause to be paid the currently due, but not delinquent, portion of all real estate taxes and special assessments for the Property due and payable in, or deferred with respect to the years prior to, the year in which the Closing occurs and Seller or Purchaser, as the case may be, shall receive a credit at Closing based on the pro rata portion of the real estate taxes based on the Closing Date. All special assessments pending, levied or due and payable on or prior to the Closing Date shall be paid by Seller on or before the Closing Date. All subdivision and platting costs and expenses heretofore incurred by Seller, including, without limitation, all subdivision exactions, fees and costs and all dedication of land for parks and other public uses or payment of fees in lieu thereof, shall be paid by Seller on or prior to the Closing Date.
Seller shall be required to pay or cause to be paid on or before the Closing Date any accrued or earned wages, vacation pay, sick leave, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits of all persons employed at the Property on or before the Closing Date, including any employment taxes or other fees or assessments attributable thereto.
Seller shall be required to pay all sales, occupancy and similar taxes and like impositions currently through the date of Closing and deliver copies of paid checks and applicable statements to Purchaser.
Seller shall be responsible for payments of amounts owing to third parties in respect of inventory and supplies ordered by Seller in respect of the Hotel prior to the Closing Date. Notwithstanding the foregoing, special purchases needed for future Advance Bookings which have been approved by Purchaser “in writing” and which relate to the period from and after Closing shall be the responsibility of Purchaser.
Purchaser shall not be obligated to collect any delinquent rents, accounts receivable or revenues accrued prior to the Closing Date for Seller, but if Purchaser collects same, such amounts shall be promptly remitted to Seller in the form received.
If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The proration provisions of this

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Agreement shall survive the closing of the transaction contemplated hereby for a period of twelve (12) months.
7.7    Acquisition and Transfer of Inventory and Personal Property. As part of the Property and included in the Purchase Price, Seller agrees to transfer to Purchaser or its lessee, property manager or other designee (as Purchaser shall specify) all inventories of food and beverage and unused reserve stock (including in-use operating supplies) of linens, towels, paper goods, soaps, cleaning supplies, china, glassware, silverware and miscellaneous guest supplies, engineering cleaning supplies and the like (collectively, the “Inventory”) and Personal Property.
ARTICLE VIII
GENERAL PROVISIONS
8.1    Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or a portion of the Real Property valued at $250,000 or more, or any proposed sale in lieu thereof, Seller shall give written notice thereof to Purchaser promptly after Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, Purchaser shall have the right to terminate this Agreement pursuant to Section 9.3 hereof. If Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to Purchaser at Closing. Seller shall not settle or compromise any such proceeding without Purchaser’s written consent. If Purchaser elects to terminate this Agreement by giving Seller written notice thereof prior to the Closing, the Deposit shall be promptly returned to Purchaser and all rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. If the loss is less than $250,000, Purchaser shall be obligated to proceed to Closing and all condemnation awards received by Seller shall be delivered to Purchaser and if no proceeds have been delivered to Seller, all awards and proceeds shall be assigned to Purchaser.
8.2    Risk of Loss. The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon Seller. If any such loss or damage resulting in a cost of repair or restoration exceeding $250,000 occurs prior to Closing, Purchaser shall have the right to terminate this Agreement pursuant to Section 9.3 hereof. If Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to Purchaser at Closing and Purchaser shall receive as a credit against the Purchase Price the amount of any deductibles under the policies of insurance covering such loss or damage. If Purchaser elects to terminate this Agreement by giving Seller written notice thereof prior to the Closing, the Deposit shall be promptly returned to Purchaser and all rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately. If the cost to repair is less than $250,000, Purchaser shall proceed to Closing, the insurance proceeds received or to be received by Seller shall be provided to or assigned to Purchaser, Purchaser shall receive a credit at Closing in the amount of Seller’s insurance deductible and a credit for the amount of any uninsured loss.
8.3    Broker. The parties acknowledge that Broker has been the procuring cause of this Agreement. It shall be the obligation of Seller to pay Broker its commission, when, as and if the

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transaction contemplated hereby actually closes, in accordance with a separate agreement between the Broker and Seller. There is no other real estate broker involved in this transaction. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. This provision shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.
8.4    Bulk Sale. It shall be the obligation of Seller to comply with any bulk sale requirements, statutes, laws, ordinances and regulations promulgated with respect thereto, if any, in the State in which the Property is located, or in or by any governmental entity having jurisdiction with respect thereto, and to provide proof of such compliance or proof that no such compliance is required, to Purchaser, at or prior to Closing. In any event, Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands, liabilities or obligations of any kind or nature whatsoever, including all costs of defending same, and reasonable attorneys’ fees paid or incurred in connection therewith, arising out of or relating to any claim made by any third party or any liability asserted by any third party that any applicable bulk sales law or like statute has not been complied with. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.
8.5    Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Purchaser and Seller shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who “need to know,” such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction. Notwithstanding the foregoing, it is acknowledged that Purchaser is, or is an affiliate of, a real estate investment trust (the “REIT”), and the REIT has and will seek to sell shares to the general public; consequently, Purchaser shall have the right to disclose any information regarding the transaction contemplated by this Agreement solely if disclosure is required by law or otherwise been determined to be necessary or appropriate by Purchaser or Purchaser’s attorneys to satisfy disclosure and reporting obligations of Purchaser or its affiliates. On or at any time following the Effective Date, Purchaser may make a press release and file with the United States Securities Exchange Commission information regarding the transaction contemplated by this Agreement. Seller and Purchaser and their representatives are cautioned that United States securities

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laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Seller nor any of its Affiliates nor its representatives may buy or sell any of the securities of the Purchaser or any of its Affiliates so long as any of them is in possession of any material non-public information about the Purchaser or any of its Affiliates, including information contained in or derived from confidential information.
8.6    Seller’s Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller, subsequent to the Closing of the transaction contemplated hereby. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, still, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations, even if the person or entity paying same is also indebted to Seller. Other than eviction proceedings, Seller may bring any legal action to enforce collection of payment of any accounts receivable against any current tenant of the Property or other third party in a contractual or business relationship with the Property as of the Closing Date.
ARTICLE IX
LIABILITY OF PURCHASER; INDEMNIFICATION
BY SELLER; DEFAULT; TERMINATION RIGHTS
9.1    Liability of Purchaser. Except for obligations expressly assumed or agreed to be assumed by Purchaser hereunder, Purchaser is not assuming any obligations of Seller or any liability for claims arising out of any act, omission or occurrence which occurs, accrues or arises prior to the Closing Date, and subject to the Aggregate Liability (as limited by its definition) Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser as a result of (1) obligations of Seller not expressly assumed or agreed to be assumed by Purchaser hereunder, or (2) other than with respect to the physical or environmental conditions of the Property, acts, omissions or occurrences which occur, accrue or arise prior to the Closing Date. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.
9.2    Indemnification by Seller. Subject to the Aggregate Liability (as limited by its definition) Seller hereby indemnifies and holds Purchaser harmless from and against any and all

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claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser, whether before or after Closing, as a result of any inaccuracy or breach by Seller of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by Seller pursuant hereto except for any breach or inaccuracy of any representation or warranty as to which Seller has given Purchaser written notice prior to Closing of the untruth or inaccuracy or of which Purchaser otherwise had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing; provided, however, the foregoing knowledge limitation on Seller’s indemnity shall not limit Purchaser’s remedy described in Section 9.3(a)(ii) hereof. The provisions of this Section shall survive the Closing of the transaction contemplated hereby.
9.3    Default by Seller/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, and if Seller fails to cure any such matter or satisfy that condition within ten (10) business days after notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), Purchaser, at its option, may elect (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Purchaser, (ii) if the condition which has not been satisfied is a breach of a representation, warranty or covenant, then Seller shall be obligated upon demand to reimburse Purchaser for Purchaser’s actual out-of-pocket inspection, financing and other costs related to Purchaser’s entering into this Agreement, inspecting the Property and preparing for a Closing of the transaction contemplated hereby, including, without limitation, Purchaser’s attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and in connection with Purchaser’s due diligence review, audits and preparation for a Closing; and (iii) all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) elect to proceed to Closing. If Purchaser elects to proceed to Closing and there is either a misrepresentation or breach of a warranty by Seller (other than a breach of a representation or warranty of which Purchaser had actual knowledge prior to the Closing and nevertheless elected to consummate the Closing) or the breach of a covenant by Seller or a failure by Seller to perform its obligations hereunder, Purchaser shall retain all remedies accruing as a result thereof, including, but not limited to the remedy of specific performance of Seller’s covenants and obligations and the remedy of the recovery of all reasonable damages resulting from Seller’s breach of warranty or covenant. Should Purchaser elect to terminate the transaction the total sum payable by Seller to Purchaser shall not exceed Five Hundred Thousand Dollars ($500,000) and shall be reasonably documented. If Purchaser elects to proceed to Closing, Purchaser shall automatically have released Seller from any further liability for any such known breach of warranty or representation.
9.4    Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing, and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller (or such other time period as may be explicitly provided for herein), Seller may, at its option, elect either (a) to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or

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(b) to waive its right to terminate, and instead, to proceed to Closing. If, prior to Closing, Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and Purchaser fails to cure any such default within ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and retain the Deposit. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall retain the Deposit as full and complete liquidated damages and as Seller’s sole remedy; provided, however, the indemnity obligations imposed on Purchaser under the provisions of Section 2.4(c) shall not be subject to such liquidated damages remedy.
LIQUIDATED DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE TO PURCHASER IS NOT CONSUMMATED AS A RESULT OF PURCHASER’S DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT. THE PARTIES ALSO AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE PURSUANT TO THIS AGREEMENT AND THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE RETENTION OF THE DEPOSITS AS LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

SELLER: _______________________         PURCHASER: __________________
9.5    Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.5 shall survive the Closing of the transaction contemplated hereby.

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9.6    Limitation of Liability. Notwithstanding anything herein to the contrary, except in the case of fraud by either party, the liability of each party hereto resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party (subject to the Aggregate Liability as limited by its definition) and except in the case of fraud by either party, the parties hereto hereby waive their rights to recover from the other party punitive, consequential, exemplary, and speculative damages. The provisions of this Section 9.6 shall survive the Closing of the transaction contemplated hereby.
ARTICLE X
[INTENTIONALLY DELETED]
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
11.2    Assignments. Purchaser may assign all or any portion of its rights hereunder to one or more Affiliates of Purchaser without the consent of Seller; however, any such assignment shall not relieve Purchaser of its obligations under this Agreement.
11.3    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
11.4    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
11.5    Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state where the Property is located.
11.6    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. This Agreement may be executed and delivered by facsimile transmission or by personal digital file format via electronic mail which shall, for all purposes, serve as an original executed counterpart of this Agreement.

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11.7    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.8    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
11.9    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service), or sent by email. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) on the earlier of actual receipt or one day after transmittal.

If to Seller:	George Altamura, Jr. 101 S. Coombs Street, Suite A
Napa, CA 94559
George Altamura, Jr.
Telecopy: 707-255-2053
Email: galtajr@yahoo.com

With a copy to:	Charles W. Meibeyer Coblentz Patch Duffy & Bass LLP 1236 Spring Street St. Helena, CA 94574 Telecopy: 707-963-4897
Email: cwm@coblentzlaw.com

If to Purchaser:	Ashford Hospitality Prime Limited Partnership 14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 Attn: David A. Brooks and Christopher A. Peckham Telecopy: (972) 490-9605
Email: dbrooks@ashfordinc.com and cpeckham@ashfordinc.com

With a copy to:	Gardere Wynne Sewell LLP 2021 McKinney Avenue, Suite 1600 Dallas, Texas 75201 Attn: Cynthia B. Nelson Telecopy: (214) 999-3884
Email: cnelson@gardere.com

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If to Escrow Agent:	Chicago Title Insurance Company 711 Third Avenue, 5th Floor New York, New York 10017 Attn: Siu Cheung Telecopy: (212) 880-9623
Email: cheungs@ctt.com
or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
11.10    Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct or gross negligence; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may continue to hold the Deposit pursuant to the terms hereof, or if Escrow Agent so elects, interplead the matter at the joint and several cost of Purchaser and Seller by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed. Purchaser and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fee (collectively called “Expenses”) in connection with or in any way arising out of the escrow arrangement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.
11.11    Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

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11.12    Survival. All of the covenants and agreements of Seller and Purchaser made in, or pursuant to, this Agreement shall survive Closing and shall not merge into the Deed or any other document or instrument executed and delivered in connection herewith.
11.13    Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.
11.14    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Purchaser specifically established hereby.
11.15    Time of Essence. Time is of the essence with respect to every provision hereof.
11.16    Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of Purchaser and Seller and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
11.17    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
(a)    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
(b)    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
(c)    The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
(e)    As used herein, the term or phrases “Effective Date,” “date of this Agreement” or “date hereof” shall mean the first date Escrow Agent is in receipt of this Agreement executed by Seller and Purchaser.
11.18    Tax-Deferred Exchange. Each party agrees to cooperate with the other party’s efforts to accomplish a tax-deferred exchange in this transaction provided that no party shall bear any

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additional cost, and there is no delay to the close of escrow and Purchaser shall not have to take title to any property other than the Property. This cooperation applies as well to the members or affiliates of any such party.
11.19    Liquor Operations.
(a)    Change of Ownership Filings; Transfer of Liquor Licenses. Seller shall cause the holder of the liquor license for the Hotel (the “Liquor Licensee”), at Purchaser’s sole cost and expense, to use all reasonable efforts to transfer the liquor licenses and the liquor inventory to Purchaser or its designee (in either case, a “License Designee”), as successor licensee, on or after the Closing Date. Purchaser and Seller shall jointly use good faith efforts to have the License Designee accept the transfer of the liquor licenses. If such liquor licenses have not been transferred to a License Designee effective as of the Closing Date, or a temporary permit (a “Temporary Permit”) to sell alcohol at the Hotel has not been issued to a License Designee as of the Closing Date, then on the Closing Date, to the extent permitted by applicable law, Seller shall cause the Liquor Licensee to enter into an interim management or lease arrangement with a License Designee (the “Food and Beverage Management Agreement”) substantially in the form attached hereto as Exhibit "G", whereby such Liquor Licensee shall operate for a mutually agreeable fee or rental rate the food and beverage facilities at the Hotel on behalf of Purchaser pending the transfer of the applicable liquor licenses to a License Designee or the issuance of a Temporary Permit.
(b)    Liquor Inventory Escrow. In connection with the transfer of the liquor licenses, on or before the Closing Date, Seller shall open an escrow account for the Hotel (the “Liquor Inventory Escrow”) with a mutually agreed escrow holder (“Liquor Escrowee”), separate from the Escrow, as required by applicable law for the transfer of the liquor license to a License Designee on the Closing Date or such later date as such transfer is approved by the California Department of Alcoholic Beverage Control (“CABC”). The Liquor Inventory Escrow arrangements shall be substantially in the form attached hereto as Exhibit G, and include the following: (i) the deposit by Purchaser, on or before the Closing Date, of the purchase price for the liquor licenses in the amount of [$______] (the “Liquor License Payment”), and (ii) the deposit by Purchaser, on or before the Closing Date in the amount of [$______] (the “Liquor Inventory Escrow Deposit”). The Liquor License Payment and the Liquor Inventory Escrow Deposit shall be deposited by Purchaser in the Liquor Inventory Escrow on or before the Closing Date, and Purchaser shall receive a credit against the Purchase Price in the amount of the Liquor License Payment. Any and all funds remaining in the Liquor Inventory Escrow after the payment of claims by Liquor Licensee’s creditors, if any, shall be remitted to Seller by Liquor Escrowee upon the approval by the CABC of the transfer of the liquor licenses to a License Designee. The provisions of this Section 11.19 are a condition precedent for the benefit of Purchaser.
11.20    Holdback. At Closing, out of the Purchase Price paid by Purchaser, Escrow Agent shall retain in escrow the amount of the Liability Cap in immediately available U.S. federal funds (the “Holdback Amount”), which Holdback Amount shall be held by Escrow Agent in escrow for three hundred sixty-five (365) days after Closing pursuant to an escrow agreement in the form attached hereto as Exhibit I, and shall be available to satisfy any post-Closing liabilities of Seller under this Agreement, including, without limitation, any surviving indemnity obligations of Seller

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and any liabilities with respect to a breach by Seller of any warranty, representation or covenant that expressly survives Closing (the “Post-Closing Holdback Escrow Agreement”).
[Remainder of page intentionally left blank – signatures follow on next page]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLER:
HOTEL YOUNTVILLE, LLC, a California limited liability company

By:	/s/ George Altamura Jr

Name:	George Altamura Jr

Title:	Manager

Date of Execution: January 13,	, 2017
HOTEL YOUNTVILLE HOLDINGS, LLC, a California limited liability company

By:	/s/ Michael Yacob

Name:	Michael Yacob

Title:	Senior Vice President

Date of Execution: January 13	, 2017
ALTAMURA FAMILY, LLC, a California limited liability company

By:	/s/ George Altamura Jr

Name:	George Altamura Jr

Title:	Manager

Date of Execution: January 13,	, 2017
GEORGE ALTAMURA, JR., LLC, a California limited liability company

By:	/s/ George Altamura Jr

Name:	George Altamura Jr

Title:	Manager

Date of Execution: January 13,	, 2017

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PURCHASER:
ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership
By: Ashford Prime OP General Partner LLC, its general partner

By:	/s/ David Brooks

Name:	David Brooks

Title:	Vice President

Date of Execution: January 12,	, 2017
ESCROW AGENT:
Chicago Title Insurance Company (Escrow Agent hereby acknowledges receipt of a fully executed Agreement from both Seller and Purchaser for purposes of Sections 11.10 and 11.17 hereof.)

By:	/s/ Lisa Zicchinella

Name:	Lisa Zicchinella

Title:	National Underwriter

Date:	January 13, , 2017

RECEIPT OF ESCROW AGENT
Chicago Title Insurance Company, as Escrow Agent, acknowledges receipt of the sum of $2,000,000.00 by check or by wire transfer from Purchaser as described in Section 2.2 of the foregoing Agreement of Purchase and Sale, said check or wire transfer to be held pursuant to the terms and provisions of said Agreement.
DATED this _____ day of __________________, 2017.
CHICAGO TITLE INSURANCE COMPANY
By:
Name:
Title:

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EXHIBIT A

LAND
The land referred to in this report is situated in the Town of Yountville, County of Napa, State of California, and is described as follows:
TRACT ONE:
Parcel 1 as shown on the map entitled, “Parcel Map, A Division of the Lands of James DeHaven Atwood,” filed June 14, 1990 in Book 17 of Parcel Maps at page 75 in the office of the County Recorder of Napa County.

TRACT TWO:
Parcel 2 as shown on the map entitled “Parcel Map of the Yountville Inn Expansion and Gateway Mobile Home Park,” filed March 28, 2008, in Book 25 of Parcel Maps at page(s) 98-100, in the office of the County Recorder of Napa County.

TRACT THREE:
Parcel 3 as shown on the map entitled “Parcel Map of the Yountville Inn Expansion and Gateway Mobile Home Park,” filed March 28, 2008, in Book 25 of Parcel Maps at page(s) 98-100, in the office of the County Recorder of Napa County.

Exhibit A – Page 1
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EXHIBIT B

INTENTIONALLY DELETED

16480.001 3614102v1 Exhibit B – Page 1
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EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _______________________________, a _________________________ (“Seller”) hereby assigns and delegates to __________________________, a _____________ (“Assignee”) all of its right, title and interest in and to the following:
(i)    all Operating Agreements (as defined in that certain Agreement of Purchase and Sale dated ____________, 20___ by and between Seller and _______________________ (the “Agreement”) with respect to the Property (as defined in the Agreement), and listed on Exhibit A attached hereto;
(ii)    all Leased Property Agreements (as defined in the Agreement) described on Exhibit A attached hereto;
(iii)    all Off-Site Facility Agreements (as defined in the Agreement) described on Exhibit A attached hereto;
Assignee hereby assumes and agrees to perform all of the obligations of Seller under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements (collectively the “Assigned Agreements”), to the extent any such obligations accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof).
Seller hereby agrees to indemnify, defend and hold harmless Assignee and its affiliates from and against any and all liabilities, claims, costs and expenses, including, without limitation, reasonable attorney’s fees, relating to acts or omissions accruing under the Assigned Agreements prior to the date hereof. Assignee hereby agrees to indemnify, defend and hold harmless Seller and its affiliates from and against any and all liabilities, claims, costs and expenses, including, without limitation, reasonable attorney’s fees, relating to acts or omissions accruing under the Assigned Agreements from and after the date hereof or with respect to obligations otherwise assumed by Assignee herein.
If any litigation between Seller and Assignee arises out of the obligations of the parties under this Assignment and Assumption Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment and Assumption Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all

Exhibit C – Page 1
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of which shall constitute one and the same instrument. Telecopied signatures shall have the same valid and binding effect as original signatures.
IN WITNESS WHEREOF, Seller and Assignee have executed this Assignment as of ___________________, 20___.
SELLER:
,
a
By:
Name:
Title:
ASSIGNEE:
,
a
By:
By:
Name:
Title:

Exhibit C – Page 2
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Exhibit A to Assignment and Assumption Agreement

OPERATING AGREEMENTS, LEASED PROPERTY
AGREEMENTS AND OFF SITE FACILITY AGREEMENTS

Exhibit C – Page 3
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EXHIBIT D

BILL OF SALE
For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _________________________________, (“Seller”), in connection with the sale of certain real property located in the Town of Yountville and County of Napa, California, which is more particularly described in the Purchase Agreement (as defined below), hereby grants, assigns, transfers, conveys and delivers to, without recourse and without any representation or warranty whatsoever, express or implied, other than as set forth herein and in a certain Purchase and Sale Agreement dated __________, 2017 (the “Purchase Agreement”) pursuant to which this Bill of Sale is given, all of Seller’s right, title and interest in and to the “Personal Property”, as such term is defined in the Purchase Agreement. This Bill of Sale shall be governed by the laws of the State of California.
TO HAVE AND TO HOLD the Personal Property, together with any rights and appurtenances thereto, unto Purchaser, its successors and assigns.
IN WITNESS WHEREOF, Seller has executed this Bill of Sale effective as of ____________________, 20____.
SELLER:
,

a
By:
Name:
Title:

Exhibit D – Page 1
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EXHIBIT E
RECORDING REQUESTED BY :
AND
WHEN RECORDED MAIL TO:
GRANT DEED

Documentary Transfer Tax is: _____________

__ computed on full value of interest; or
__ full value less value of liens or encumbrances
                        remaining at time of sale

GRANT DEED

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,
    ____________________________________________ (“Grantor”), hereby GRANTS to ______________________________ (“Grantee”), the following described real property (the “Property”) located in the City of Yountville and County of Napa, State of California, subject only to those exceptions set forth on Exhibit 2 attached hereto:

SEE EXHIBIT “1” ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE

IN WITNESS WHEREOF, the undersigned has executed this Grant Deed dated as of ______________, 2017.

By: _________________________________
Name: _______________________________

Exhibit E – Page 1
9695236v.8

Title: ________________________________

Exhibit E – Page 2
9695236v.8

EXHIBIT 1 TO EXHIBIT E
LEGAL DESCRIPTION

Exhibit E – Page 3
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ACKNOWLEDGMENT

State of California
County of _____________________________)

On _________________________ before me, _________________________________________

personally appeared ______________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature: ___________________________ (Seal)

Exhibit E – Page 4
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EXHIBIT F

ASSIGNMENT OF OCCUPANCY AGREEMENTS
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ________________________ ___________________, a ___________________________________ (“Seller”), hereby assigns to _______________________ (“Assignee”) all of its right, title and interest in and to the Occupancy Agreements, as defined in that certain Agreement of Purchase and Sale dated _________________, 2017 by and between Seller and __________________ (the “Agreement”), listed on Exhibit A attached hereto. Assignee hereby assumes and agrees to perform all of the obligations of Seller under the Occupancy Agreements to the extent any such obligations accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof).
Seller hereby agree to indemnify, defend and hold harmless Assignee and its affiliates from and against any and all liabilities, claims, costs and expenses, including, without limitation, reasonable attorney’s fees, relating to acts or omissions accruing under the Occupancy Agreements prior to the date hereof. Assignee hereby agrees to indemnify, defend and hold harmless Seller and its affiliates from and against any and all liabilities, claims, costs and expenses, including, without limitation, reasonable attorney’s fees, relating to acts or omissions accruing under the Occupancy Agreements from and after the date hereof or with respect to obligations otherwise assumed by Assignee herein.
If any litigation between Seller and Assignee arises out of the obligations of the parties under this Assignment of Occupancy Agreements or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment of Occupancy Agreements may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures may be attached hereto and shall have the same valid and binding effect as original signatures.
IN WITNESS WHEREOF, Seller and Assignee have executed this Assignment of Occupancy Agreements as of ___________________, 2017.

Exhibit F – Page 1
9695236v.8

SELLER:
,

a
By:
Name:
Title:
ASSIGNEE:
,

a
By:
Name:
Title:

Exhibit F – Page 2
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Exhibit A to Assignment of Occupancy Agreements

Occupancy Agreements

Exhibit F – Page 3
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*Subject to local counsel review
EXHIBIT G

FOOD AND BEVERAGE MANAGEMENT AGREEMENT
This FOOD AND BEVERAGE MANAGEMENT AGREEMENT (“Agreement”) is made, as of the ___ day of _______ , 2017 by and between ______________________ (“Licensee”),     __________________ (“Manager”) and ______________________ (Owner”).
The purpose of this Agreement is to clarify the rights and obligations of the parties with respect to responsibility for the operation of the alcoholic beverage business (the “Business”) at the Hotel currently known as the Hotel Yountville, 6462 Washington Street, Yountville, California (the “Hotel”), during the pendency of the transfer of the alcoholic beverage license and alcoholic beverage inventory from Licensee to Manager.
1.    Licensee agrees to transfer the License to Manager, and Owner agrees to cause Manager to file for transfer of the License as soon as reasonably possible. Licensee agrees to cooperate in the transfer of the License, the opening of the escrow and the completion of all necessary paperwork. Owner agrees to pay or arrange for payment of all escrow, application and transfer fees.
2.    During the term of this Agreement, Licensee shall be responsible for the operation of the Business at the Hotel, and Owner hereby grants Licensee the right to enter onto the Hotel premises and to use same as may be necessary for that purpose. Until such time as the California Department of Alcoholic Beverage Control (“ABC”) approves the transfer of the Liquor License to Manager, Manager shall operate the Business as the manager thereof on behalf of Licensee and shall assure compliance with all laws pertaining to the operation of the Business. Owner hereby consents to Manager’s operation of the Business on behalf of and pursuant to the direction and control of Licensee.
3.    Title to the Inventory shall remain in Licensee until the ABC approves the transfer of the Liquor License to Manager. Until such time, all proceeds from the operation of the Business at the Hotel shall be applied to the operating expenses of the Business.
4.    Manager and Owner agree to indemnify Licensee against any and all loss, cost, liability and expense (including attorneys’ fees) that may arise from Manager’s management of the Business; provided, however, such indemnity shall not apply to any matter that relates to an event that occurred prior to the date hereof, or that arose due to Licensee’s negligence or willful misconduct. Manager and Owner agree to provide all customary insurance coverages at the Hotel and to name Licensee, and its members, as additional insureds on such policies for the term of this Agreement.
5.    Licensee and Manager shall not be construed as partners, joint venture partners or as having an employer or employee relationship, and nothing contained herein shall be construed to the contrary.

Exhibit G – Page 1
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6.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument, binding on the parties hereto.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date stated above.
OWNER:

By:
Name:
Title:
LICENSEE:

By:
Name:
Title:
MANAGER:

By:
Name:
Title:

Exhibit G – Page 2
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EXHIBIT H

PARKING AGREEMENT

Exhibit H – Page 1
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EXHIBIT I
FORM OF POST-CLOSING HOLDBACK ESCROW AGREEMENT
THIS POST-CLOSING HOLDBACK ESCROW AGREEMENT (this “Escrow Agreement”), dated as of ___________, 2017, is by and among _______________, a _______________ (“Seller”), _______________, a _______________ (“Buyer”), and [-] (“Escrow Agent”).
RECITALS:
A.    WHEREAS, Seller and Buyer entered into that certain Agreement of Purchase and Sale dated January ____, 2017 (as amended, the “Purchase Agreement”). All initially capitalized terms not otherwise defined in this Escrow Agreement shall have the meaning ascribed to such term in the Purchase Agreement.
B.    WHEREAS, of even date herewith, Seller and Buyer have consummated the Closing and, in connection therewith, Seller and Buyer desire to establish an escrow with Escrow Agent pursuant to Section 11.20 of the Purchase Agreement.
C.    WHEREAS, Buyer and Seller desire to appoint Escrow Agent as the escrow agent pursuant to this Escrow Agreement, and Escrow Agent is willing to act as escrow agent hereunder.
D.    WHEREAS, Escrow Agent has agreed to hold and disburse the funds pursuant to the terms of this Escrow Agreement.
NOW THEREFORE, in consideration of the covenants and agreements contained in this Escrow Agreement, and intending to be legally bound, the parties hereto agree as follows:
AGREEMENT
Article I
APPOINTMENT OF ESCROW AGENT
1.1    The parties hereto hereby appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent hereby agrees to serve as escrow agent upon the terms and conditions set forth herein. Escrow Agent shall hold, invest and disburse the Escrow Funds (as hereinafter defined) in accordance with the terms of this Escrow Agreement, which terms shall include, without limitation, the provisions of Article 3 below.
Article II
ESCROW
2.1    Escrow. Seller hereby deposits Four Million and 00/100 DOLLARS ($4,000,000) (the funds together with any interest earned thereon are hereinafter referred to as the “Escrow Funds”) into escrow with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt thereof. Seller hereby expressly confirms that it has instructed Escrow Agent to create the Escrow Fund by retaining $4,000,000.00 of the net sales proceeds payable to Seller upon the Closing under the Purchase Agreement. The Escrow Funds, together with the interest thereon, shall be deposited

Exhibit I – Page 1
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by Escrow Agent into a federally insured, interest bearing account at [___________] (the “Holdback Account”). Escrow Agent hereby agrees that the Escrow Funds shall not be commingled with any other funds. The parties hereto hereby agree that the Escrow Funds are the “Holdback Amount” referred to in the Purchase Agreement.
2.2    Fee. Escrow Agent was selected as escrow agent and as the title agent, in connection with the Closing under the Purchase Agreement, in part because it agreed to act as Escrow Agent hereunder without any additional consideration due to it, and Escrow Agent acknowledges that it is not due any additional fee for its services hereunder.
2.3    Disbursement of Escrow Funds. Escrow Agent shall only disburse the Escrow Funds as follows:
2.3.1.    At such time as Buyer asserts, in good faith, a claim for disbursement of funds from the Holdback Account (a “Claim”), Buyer shall give written notice thereof (the “Disbursement Request”) to Seller and Escrow Agent. Any such Disbursement Request shall describe in reasonable detail Buyer’s calculations of the amount of Escrow Funds due Buyer (the “Claim Amount”) and the facts and/or circumstances giving rise to such Claim, and contain appropriate supporting documentation with respect thereto. Seller shall have ten (10) Business Days after receipt of the Disbursement Request to object to the disbursement of the Claim Amount requested by Buyer by submitting a notice of objection (the “Objection Notice”) to Buyer and Escrow Agent, which objection shall be solely on the grounds that Seller disagrees, in good faith, with Buyer’s entitlement to or calculations of the Claim Amount set forth in the applicable Disbursement Request. If Seller delivers the Objection Notice within such ten (10) Business Day period, then Section 2.3.4 hereof shall apply with respect to Escrow Agent’s disbursement of the Claim Amount. If Seller does not deliver the Objection Notice to Buyer and Escrow Agent within such ten (10) Business Day period, then Escrow Agent shall disburse the Claim Amount to Buyer in accordance with the Disbursement Request within three (3) Business Days following the expiration of such ten (10) Business Day period. Buyer shall have the right to deliver multiple Disbursement Requests and receive multiple disbursements from the Escrow Funds but shall only submit one Disbursement Request for each Claim.
2.3.2    Notwithstanding any provision of Section 0 above to the contrary, if Buyer and Seller jointly submit a Disbursement Request with regard to all or any portion of the Escrow Funds, Escrow Agent shall disburse the requested amounts from the Holdback Escrow within three (3) Business Days following its receipt of the joint Disbursement Request pursuant to the directions set forth therein.
2.3.3    If there is remaining balance of the Escrow Funds on ______________, 20__ (the “Release Date”) then, to the extent such remaining balance is not subject to an unresolved Disbursement Request, such undisputed portion shall be remitted to Seller. The Claim Amount(s) subject to an unresolved Disbursement Request shall be retained in the Holdback Escrow by Escrow Agent until, with respect to each Claim Amount, (i) the expiration of the ten (10) Business Day period provided in Section 0 above with respect to a specific Disbursement Request, if no Objection Notice is delivered by Seller to Escrow Agent within such ten (10)  Business Day period with respect to such Disbursement Request; (ii) Seller and Buyer resolve any dispute with respect to any

Exhibit I – Page 2
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Objection Notice which has been timely provided by Seller and jointly submit a Disbursement Request to Escrow Agent; or (iii) Escrow Agent has brought an interpleader action with respect to such Claim as set forth below.
2.3.4    In the event Escrow Agent receives an Objection Notice within the ten (10) Business Day period noted in Section 2.3.1, Escrow Agent may, at its option, (a) continue to hold the Claim Amount subject to the Disbursement Request until such time as Seller and Buyer resolve their dispute and issue joint written instructions relative to disbursement of the Claim Amount, or (b) if such dispute has not been resolved within ninety (90) days after Escrow Agent’s receipt of the subject Disbursement Request, bring a suit in interpleader in a court of competent jurisdiction naming the parties to this Escrow Agreement and any other parties as may be appropriate in the opinion of Escrow Agent. Upon filing of said suit and placing of the Claim Amount subject to the Disbursement Request in the registry of the court, Escrow Agent shall have the right to withdraw from said suit and all obligations of Escrow Agent with respect to, but only with respect to, such Claim Amount shall cease and terminate.
2.3.5    This Escrow Agreement shall terminate upon the disbursement by Escrow Agent of all of the Escrow Funds in accordance with this Escrow Agreement and Escrow Agent shall thereupon be discharged.
Article III
LIABILITY OF ESCROW AGENT
3.1    Liability of Escrow Agent. Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for Escrow Agent’s willful misconduct or gross negligence. Escrow Agent’s sole responsibility shall be for the safekeeping, and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds is deposited, this Escrow Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding.
3.2    Authorization of Escrow Agent. The Escrow Agent is authorized and instructed to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or

Exhibit I – Page 3
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decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
3.3    Indemnification of Escrow Agent. Seller and Buyer hereby agree jointly and severally to indemnify and hold harmless the Escrow Agent and its directors, officers and employees from and against any and all losses, liabilities, expenses, claims and demands (including reasonable attorneys’ fees and expenses) arising out of or in connection with the performance of the Escrow Agent’s obligations in accordance with the provisions of this Escrow Agreement, except for the Escrow Agent’s own gross negligence or willful misconduct. The obligations of Buyer and Seller under this Section shall survive any termination of this Escrow Agreement.
Article IV
MISCELLANEOUS
4.1    Assignment; Successors and Assigns; Third Parties. Except as otherwise provided herein, neither Buyer nor Seller shall convey, assign or otherwise transfer any of its rights or obligations under this Escrow Agreement without the express written consent of the other party. Any conveyance, assignment or other transfer of any of Escrow Agent’s rights and obligations under this Escrow Agreement shall require express written consent of both Buyer and Seller. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Escrow Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their successors and permitted assigns.
4.2    Tax Reporting. Seller and Buyer agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds in any tax year shall (a) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Escrow Agreement during such tax year, be reported as allocated to such person or entity, and (b) otherwise shall be reported as allocated to Seller.
4.3    Entire Agreement. This Escrow Agreement and the Purchase Agreement set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. In the event of any direct conflict of the terms of this Escrow Agreement with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control and prevail.
4.4    Severability. If a provision of this Escrow Agreement is deemed to be contrary to law, that provision will be deemed separable from the remaining provisions of this Escrow Agreement, and will not affect the validity, interpretation or effect of the other provisions of either this Escrow Agreement or any agreement executed pursuant to it or the application of that provision to other circumstances not contrary to law.

Exhibit I – Page 4
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4.5    Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, email or Federal Express or other nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or the day of when sent by facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Escrow Agreement:
If to Seller:

Copy to:

If to Buyer:

c/o Ashford Hospitality Prime Limited Partnership
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attention: David Brooks
Facsimile: (972) 490-9605

Copy to:

Gardere Wynne Sewell LLP
2021 McKinney Avenue, Suite 1600
Dallas, Texas 75201
Attention: Cynthia Nelson
Facsimile: (214) 999-3884
If to Escrow Agent:

Chicago Title Insurance Company
711 Third Avenue, 5th Floor

Exhibit I – Page 5
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New York, New York 10017
Attention: Sie Cheung
Facsimile: (212) 880-1400
4.6    Expenses. Except as otherwise provided for herein, each party shall be responsible for its own costs and expenses with respect to matters involving this Escrow Agreement.
4.7    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California.
4.8    Execution Counterparts. This Escrow Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.
4.9    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.
4.10    Attorneys’ Fees. If any legal action is brought for the enforcement of this Escrow Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (together with costs of enforcing any judgments or rulings), in addition to any other relief to which it may be entitled. In all other matters arising hereunder, each party shall bear its own attorneys’ fees.
4.11    Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Escrow Agreement and the transactions contemplated hereby.
4.12    Recitals Incorporated. The foregoing recitals are hereby incorporated within and made an integral part of this Escrow Agreement as if fully set forth herein.
4.13    No Waiver. No failure on the part of Buyer or Seller at any time to require the performance by the other of any provision of this Escrow Agreement shall in any way affect the party’s rights to require such performance, nor shall any waiver by any party of any provision hereof be taken or held to be a waiver of any other provision hereof.

[SIGNATURE PAGE FOLLOWS]

Exhibit I – Page 6
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IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be executed on its behalf as of the day and year first above written.
ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY:

By:____________________________
[Name]
[Title]

SELLER:

BUYER:

Exhibit I – Page 7
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EXHIBIT 3.6
CARVE OUTS TO REPRESENTATIONS

During 2016 the Town of Yountville determined that Seller had violated one of its conditions of approval by allowing Hotel guests to utilize, on a shared basis, the fitness room in the Hopper Creek Apartments. Subsequently, the Town approved the construction of a new Fitness Center on the Hotel property and Seller is in process of constructing such facility and shall bear the expense of such construction.
Recently, the Town of Yountville delivered to Seller a notice of an intended “Audit’ of Seller’s compliance with its Use Permit Conditions of Approval as part of a standard Town-wide compliance Audit. No such Audit has yet occurred so Seller has no knowledge of any potential compliance issues other than the need to update its Management Parking information.
Seller has received approval to open up its spa, restaurant, and bar to the public. Such approval requires the construction of a new parking lot on Town-owned land on Washington Street. An agreement with the Town regarding that construction has been negotiated, but not yet executed pending Seller’s determination of the costs of the construction of such parking lot.

Exhibit 3.6 – Page 1
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EXHIBIT 6.9A
CONSTRUCTION CONTRACTS

Exhibit 6.9A – Page 1
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EXHIBIT 6.9B
SCOPE OF WORK

Exhibit 6.9B – Page 1
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SCHEDULE 1
AUTHORIZATIONS

Schedule 1 – Page 1
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SCHEDULE 2

OPERATING AGREEMENTS

Schedule 2 – Page 1
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SCHEDULE 3

EMPLOYMENT AGREEMENTS

Schedule 3 – Page 1
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SCHEDULE 4

OCCUPANCY AGREEMENTS

Schedule 4 – Page 1
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SCHEDULE 5

OFF-SITE FACILITY AGREEMENTS

Schedule 5 – Page 1
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SCHEDULE 6

RESTRICTED EMPLOYMENT AGREEMENTS

Schedule 6 – Page 1
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